Exhibit 10.17

Summary of Certain Compensation for Directors of Park National Corporation

Annual Retainers and Meeting Fees
Park National Corporation ("Park") uses a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on the Park Board of Directors. To align the interests of the Park directors and the Park shareholders, Park’s Regulations require that all directors of Park be shareholders. Park does not have a requirement which addresses the number of common shares that need to be retained by directors.

Cash Compensation
The following table sets forth the annual cash retainers paid by Park on or about April 23, 2024 to the individuals then serving as non-employee directors of Park for services to be rendered during the period from April 23, 2024 to April 28, 2025 by such individuals in their respective capacities as: (i) members of the Board of Directors of both Park and Park National Bank; (ii) members of committees of the Board of Directors of Park; (iii) members of committees of the Board of Directors of Park National Bank; and (iv) members of the advisory board of directors of one of the divisions of Park National Bank. The annual cash retainers to be paid by Park on or about April 29, 2025 to the individuals then serving as non-employee directors of Park for services to be rendered from April 29, 2025 to April 27, 2026 by such individuals in the capacities identified in the following table will be the same as those for the period from April 23, 2024 to April 28, 2025 with the exception of the "Additional Annual Retainer of Members of an Advisory Board of Directors" which is being reduced to zero for the period from April 29, 2025 to April 27, 2026.

Annual Retainers
Board Member (serving as director of Park and Park National Bank	$40,000
Lead Director (Additional)	$25,000
Annual Retainer for Committee Chairs:
Audit Committee (Joint committee for Park and Park National Bank)	$15,000
Compensation Committee (Park only)	$10,000
Executive Committee (Joint committee for Park and Park National Bank)	$25,000
Nominating Committee (Park only)	$10,000
Risk Committee (Park only)	$10,000
Trust Committee (Park National Bank only)	$10,000
Annual Retainer for Other Committee Members:
Audit Committee (Joint committee for Park and Park National Bank)	$7,500
Compensation Committee (Park only)	$5,000
Executive Committee (Joint committee for Park and Park National Bank)	$20,000
Nominating Committee (Park only)	$5,000
Risk Committee (Park only)	$5,000
Trust Committee (Park National Bank only)	$5,000
Additional Annual Retainer of Members of an Advisory Board of Directors	$7,500

Annual Retainers Payable in Common Shares

Each individual then serving as a non-employee director of Park and Park National Bank received, on the date of the regular meeting of the Park Board of Directors held during the fourth quarter of the fiscal year ended December 31, 2024, an annual retainer, in the form of common shares awarded under the Park National Corporation 2017 Long-Term Incentive Plan for Non-Employee Directors, for service as a member of: (i) the Park Board of Directors; (ii) the Park National Bank Board of

Directors; and (iii) where applicable, the advisory board of directors of one of the divisions of Park National Bank. The aggregate grant date fair value of the common shares awarded was $40,000. The annual retainer to be paid in common shares awarded under the 2017 Non-Employee Directors LTIP during the fourth quarter of 2025 will increase to $55,000 aggregate grant date fair value. The annual retainer to be paid in common shares awarded under the 2017 Non-Employee Directors LTIP during the fourth quarter of the 2025 fiscal year to an Advisory Board Director who is not also a member of the Park and Park National Bank Board of Directors will decrease from $10,000 aggregate grant date fair value as award during the fourth quarter of the 2024 fiscal year to $7,500 aggregate grant date fair value to be awarded during the fourth quarter of the 2025 fiscal year.

Other Compensation

In addition to the annual retainers and meeting fees discussed above, non-employee directors also received during the fiscal year ended December 31, 2024, and will continue to receive during the fiscal year ending December 31, 2025, reimbursement of all reasonable travel and other expenses of attending board and committee meetings.
David L. Trautman and Matthew R. Miller receive no compensation for: (i) serving as a member of the Park Board of Directors; (ii) serving as a member of the board of directors of Park National Bank; or (iii) serving as a member of any committee of the respective boards of directors of Park and Park National Bank.

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